TEMPUR SEALY PROVIDES UPDATE ON SECOND QUARTER EBITDA EXPECTATIONS
–Net Sales and EBITDA Improving

LEXINGTON, KY, May 28, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today provided an update on its second quarter performance. Quarter-to-date orders have significantly improved and the Company now expects total second quarter net sales to be down approximately 30% compared to the prior year. This improvement in trends has been broad-based, driven by continued robust growth from global e-commerce, the re-opening of domestic retail stores, and positive trends in Asia and Northern Europe.

In the U.S., the Memorial Day promotion is going well, and the Company has implemented tools to further support third-party retail store openings and restart industry growth. The Company recently began offering its Clean Shop PromiseTM protocol, which is being broadly adopted to provide customers with a sense of comfort as they return to shopping in stores. Additionally, the Company significantly increased Tempur-Pedic brand advertising spend in the U.S. for the second quarter versus prior expectations. Since stores began reopening to consumers, early reports from third-party retailers are encouraging, with most experiencing historically strong closing rates on reduced floor traffic in addition to continued strength in e-commerce offerings.

Although the Company previously announced it expected an unadjusted EBITDA loss for the second quarter, the Company now expects to achieve at least breakeven unadjusted EBITDA for the second quarter of 2020 due to the improved sales outlook.

Tempur Sealy Chairman and CEO Scott Thompson commented, “Our success in mitigating the impact of the pandemic on our operations quarter to date is a testament to the resiliency and flexibility of our business model, the strength of our brands and product offerings, and the dedication of our team. Despite the challenges presented by COVID-19, we now believe we will report at least breakeven unadjusted EBITDA for the second quarter. We are very pleased with the progress made during this challenging period to date, including the over 100% growth in our U.S. e-commerce business. We will continue working to mitigate the COVID-19 impact while optimizing our competitive position.”

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company's control. The Company also noted that it was providing this update due to the unusual circumstances resulting from the COVID-19 pandemic and related economic downturn. The Company is not adopting any policy or practice of providing any mid-quarter updates on net sales, EBITDA or other aspects of its financial performance or providing net sales by month at any time.

Forward-Looking Statements
This press release may be deemed to include statements that are “forward-looking” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “expects”, “believe” and variations of such words or similar expressions are intended to identify such statements. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding net sales, EBITDA and performance generally for the second quarter of 2020 and subsequent periods and the Company's expectations for emerging from the market downturn. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19. Other potential risk factors include the risk factors discussed under the heading “Risk Factors” in Part I, ITEM 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third-party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com